Exhibit 10.11

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease Agreement”), dated this 14th day of April 2011, is made and entered into by and between the following parties:

Sand Hill Land and Cattle, LLC, a Texas Limited Liability Company having a mailing address of 911 Highway 377 East, Granbury, Texas 76048 (herein called the “Lessor”), and

Lonestar Prospects, Ltd., a Texas limited partnership having a mailing address of 4413 Carey St., Fort Worth, Texas 76119 (herein called the “Lessee”).

W I T N E S E T H:

THE LEASE

For and in consideration of the mutual promises and covenants set forth herein, the sufficiency of which is hereby acknowledged, Lessor and Lessee agree as follows:

1. THE LEASE

Lessor hereby leases, demises and grants to Lessee and Lessee hereby leases and takes from Lessor, for the sole and exclusive purpose of prospecting for, exploring for, producing, developing, mining, extracting, removing, storing, transporting, transloading, and marketing the Materials (herein defined), the surface and subsurface estate of the 680.25 acres, more or less, of real property (hereinafter referred to as the “Leased Premises”), lying and being situated in Hood County, Texas, and being out of the Stephen McComas Survey, Abstract No. 391, the WM. J. Goodlett Survey, Abstract No. 212, the S.M. Herron Survey; Abstract No. 688, the Thomas Parkinson Survey, Abstract No. 700 and the James F. Franklin Survey, Abstract No. 183 including thereon all minerals (except oil and gas and other hydrocarbon products) and all construction materials including but not limited to silica sand and/or overburden, (hereinafter collectively called “Materials”) in, on and under said real property, all as more particularly described in Exhibit “A”, attached hereto.

In conjunction with the lease of the Leased Premises granted herein, Lessor hereby grants to Lessee the exclusive right to prospect for, explore for, produce, sample, drill and test for, develop, mine, quarry, extract, process, sell, remove and market Materials during the term of this Lease Agreement, and the non-exclusive right to the use of any surface and subsurface water on the Leased Premises.

Notwithstanding the foregoing, there is hereby excepted and reserved to Lessor and Lessor’s successors and assigns all oil, gas and other minerals except the Materials, and there is further excepted and reserved to Lessor the full use of the Leased Premises and all rights with respect to the surface and subsurface thereof for any and all purposes except those granted and to the extent herein granted to Lessee, together with the rights of ingress and egress and use of the Leased Premises by Lessor and its oil, gas and mineral lessees, for purposes of exploring for and producing oil and gas and the minerals which are not covered by the terms of this Lease Agreement and for its surface lessees, for all purposes (including, without limitation, any and all agricultural purposes) not inconsistent with the rights granted to Lessee in this Lease Agreement (such permitted purposes shall include, but not limited to, any grazing leases or hunting leases by and between Lessor and third parties, the Oral Hunting Lease (defined below), and the right to sell and use water from wells on the Leased Premises). Lessor acknowledges and affirms that any hunting activity shall be limited to portions of the property being used for agricultural purposes. All of the rights in and to the Leased Premises retained by Lessor and all of the rights in and to the Leased Premises granted to Lessee shall be exercised in such a manner that neither shall unduly interfere with the operations of the other.

Lessor and Lessee acknowledge the existence of that certain oral hunting lease affecting the Leased Premises by and between Lessor and Kelly McColm (the “Oral Hunting Lease”). Lessor and Lessee acknowledge and agree that Lessor excepts and reserves to Lessor the rights of ingress and egress and use of the Leased Premises for hunting activities permitted under the Oral Hunting Lease; provided, however, that such activities shall not interfere with the rights granted to Lessee in this Lease Agreement. Lessor and Lessee acknowledge and agree that the Oral Hunting Lease is the only hunting lease affecting the Leased Premises and that it shall remain in full force and effect until August 31, 2011 at which time it shall terminate and be of no further force or effect. Notwithstanding the foregoing, or anything herein to the contrary, Lessor acknowledges and agrees that in all events any and all hunting activity undertaken pursuant to the Oral Hunting Lease shall be restricted to portions of the Leased Premises being used for agricultural purposes. Except as specifically provided herein, Lessor shall not enter into any additional hunting leases in connection with the Leased Premises during the term of this Lease.

Lessor and Lessee shall enter into a hunting lease agreement in the form attached hereto as Exhibit “E.”

2. LEASE TERM

Subject to termination as hereinafter provided, the primary term of this Lease Agreement shall be for five (5) years, commencing on the date first written above and expiring at 11:59 p.m. on the day and date five (5) years after the commencement date (the “Primary Term”), and provided that this Lease Agreement has not terminated prior to the expiration of the Primary Term and subject to termination as hereinafter provided, the term of this Lease Agreement shall continue following the expiration of the Primary Term for so long thereafter as Materials are sold and removed from the Leased Premises by Lessee and the Minimum Royalty (hereafter defined) is paid each year by Lessee to Lessor.

3. ROYALTIES

A. Production Royalty. As a production royalty (hereinafter sometimes called “Royalty”), Lessee shall to pay to Lessor in the manner prescribed in Section 3.F of this Lease Agreement a sum equal to ten percent (10%) of the Sales Price (as defined in Section 3.B, below and subject to the limitations set forth therein) of the Materials both produced from the Leased Premises and sold or otherwise removed from the Leased Premises for the longer of (i) five (5) years or (ii) a Change in Control (as defined below). Upon the later to occur of (i) or (ii) above, the Royalty will reduce to a sum equal to seven and one-half percent (7.5%) (For the treatment of Waste Material (hereafter defined), see Section 7.G.). For the avoidance of confusion, the

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Lessor and Lessee acknowledge and agree that any Materials, including but limited to sand, purchased by Lessee from a third party supplier and subsequently delivered to, processed at, and/or sold from the Premises shall not be included in the definition of Materials for purposes of calculating the Royalty.

B. Sales Price Definition and Procedure. “Sales Price,” as that phrase is used in this Lease Agreement, shall be defined to mean the gross proceeds received by Lessee (e.g., the gross price paid) from the sale of Materials F.O.B. the Leased Premises, including any reimbursements for production related costs, less any severance taxes payable by Lessee in connection with such sales; provided, however, that any Materials not produced from Leased Premises which are subsequently stored at Leased Premises by Lessee and then sold from or otherwise removed from the Leased Premises by Lessee shall not be included in the Sales Price or otherwise for purposes of calculating the Royalty. For the avoidance of confusion, in no event shall any Royalty be paid on any severance taxes payable by Lessee. For purposes of computing and paying Royalties under this Lease Agreement, the Sales Price shall be presumed to be the gross proceeds received by Lessee pursuant to a bona fide transaction entered into at arms length with a non-affiliated party, as defined hereafter. An affiliated party is defined for the purposes of this Lease Agreement as an affiliate, subsidiary, or parent of Lessee or other entity in which Lessee or an owner of Lessee has a financial interest by stock ownership or otherwise of ten percent (10.0%) or more or one related to Lessee or an owner of Lessee by blood, marriage or common business enterprise. A nonaffiliated party is defined, for the purposes of this Lease Agreement, as one without any of the above described characteristics of an affiliated party.

C. Gross Proceeds Definition and Procedure. For the purpose of determining Sales Price, the following will apply: When Lessee sells or otherwise transfers Materials to a purchaser or transferee by other than a bona fide transaction entered into at arm’s length with a non-affiliated party, the Sales Price shall be deemed to be the greater of (1) the gross proceeds received by Lessee from the sale or transfer to such purchaser or transferee or (2) the average gross proceeds received by Lessee during the immediately preceding month from the bona fide sale at arms length to non-affiliates of the same type of Material and in the same quantity as the Material that was sold or transferred to such purchaser or transferee; provided, however, that if there were no bona fide sales at arms length to non-affiliates during the immediately preceding month of the same type of Material and in a reasonably similar quantity as the Material that was sold or transferred to such purchaser or transferee, then the Sales Price of the Material sold or transferred to such purchaser or transferee, and for this type of sale or transfer only, will be as follows: Sales Price shall be the highest price for Materials (1) produced from the Leased Premises or from other premises within 100 miles of the Leased Premises and (2) that are comparable in quality to the produced Materials. Lessee agrees to obtain and provide Lessor all reasonable and necessary information requested by Lessor for the purposes of determining the affiliation or relationship of Lessee and a purchaser or transferee of the Materials. As in the case of Royalty calculation based on Lessee’s gross proceeds, no costs incurred are deductible for the purposes of calculating the Royalty due under this Lease Agreement. Upon satisfactory evidence provided to Lessor, the method set forth in this Section 3.C. will not be used for Royalty calculation purposes if Lessee demonstrates to the reasonable satisfaction of Lessor that during the relevant time period either: (1) the purchaser or transferee was legitimately in the business of purchasing and processing or marketing the Materials at issue from parties other than those with which it is affiliated, as defined above, and that its transaction with Lessee was an arms length

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transaction or (2) the, transaction at issue contained terms equivalent to those of comparable transactions between non-affiliated parties. In the event Lessee sells or transfers title to any Material and retains a financial interest or benefit to be returned at some later date, except for purposes of security for payment of the Material sold or transferred, Lessor may elect to calculate Royalty due upon the total value eventually returned to Lessee.

D. Change in Control Definition. The term “Change in Control” shall mean (i) the date that any one person or group of persons who as the date of this Lease Agreement owns less than 10% of the voting power of equity interest in Lessee acting together directly or indirectly (whether through acquisitions of equity interests in or assets of persons owning equity interests in Lessee or otherwise) acquires equity interests in Lessee that together with the equity interests owned by such person or group of persons prior to such acquisition constitutes more than 50% of the total fair market value or total voting power of equity interests in Lessee; (ii) the date of any consolidation or merger of Lessee in which Lessee is not the continuing or surviving entity or pursuant to which equity interests in Lessee would be converted into cash, securities issued by an entity other than Lessee, or other property, other than a merger of Lessee as the result of which the holders of equity interests in Lessee immediately prior to the merger or consolidation, own equity interest representing at least 50% of the voting power of equity interest in the entity surviving the merger; (iii) the date that any one person or group of persons who as the date of this Lease Agreement owns less than 10% of the voting power of equity interest in Lessee acting together acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from Lessee that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of Lessee immediately prior to such acquisition or acquisitions.

E. Minimum Royalty. In no event shall the Royalty due under this Lease Agreement for any calendar year beginning with calendar year 2011 be less than $500,000.00 per calendar year (the “Minimum Royalty”). Notwithstanding anything in this Lease Agreement to the contrary, Lessor and Lessee acknowledge and agree that during the Primary Term of this Lease Agreement (not including any extension of the Primary Term), so long at the Minimum Royalty is paid to Lessor as provided herein, Lessee shall have no obligation to produce, explore, market, and/or develop the Materials or otherwise develop the Leased Premises during the Primary Term, and this Lease Agreement shall remain in full force and effect.

If the Royalties on Materials produced from, removed and sold from the Leased Premises during any calendar year beginning with the calendar year 2011 shall not equal or exceed the Minimum Royalty, then Lessee shall pay to Lessor the difference between the total aggregate amount of Royalty for such calendar year and the Minimum Royalty (such difference being referred to herein as the “Shortfall”) within ninety (90) days of the end of the applicable calendar year (the “Shortfall Payment”). Provided that (i) the Shortfall Payment is timely paid by Lessee to Lessor, and (ii) the Royalty for the calendar year immediately following the calendar year for which such Shortfall is attributable exceeds the Minimum Royalty, Lessee shall be entitled to recoup all or a portion of the prior calendar year’s Shortfall Payment from Lessor in an amount equal to the difference between the aggregate amount of Royalty for such calendar year and the Minimum Royalty; however, in no event shall the amount recouped by Lessee exceed the amount of the Shortfall from the preceding calendar year. Such recouped amounts shall be payable by Lessor to Lessee within ninety (90) days of the expiration of the applicable calendar

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year. For purposes of illustration only, in the event the Royalty payable by Lessee to Lessor for the 2012 calendar year is an amount equal to Four Hundred Fifty Thousand and No/100 Dollars ($450,000.00), Lessee shall pay Lessor an additional Fifty Thousand and No/100 Dollars (50,000.00) on or before April 1, 2013 to make up for the Shortfall attributable to the 2012 calendar year. Provided that such Shortfall Payment is timely made by Lessee, and assuming that the Royalty payable to Lessor during the 2013 calendar year is Five Hundred Forty Thousand and No/100 Dollars ($540,000.00), Lessee shall be entitled to recoup from Lessor Forty Thousand and No/100 Dollars ($40,000.00) of the Shortfall Payment attributable to the 2012 calendar year on or before April 1, 2014. Subject to the terms, conditions and limitations set forth in this Section 3.E, any such Shortfall actually paid by Lessee to Lessor may not be credited against any Minimum Royalty that may thereafter become owing by Lessee to Lessor.

F. Payments and Reports. All Royalties are to be received by Lessor, at Lessor’s office in Granbury, Texas, or at such other place as Lessor may specify in a written notice given by Lessor to Lessee, on or before the 45th day following the last day of each calendar month for the Materials produced during the immediately preceding calendar month. For the purposes of the prior sentence only, “produced” shall be defined to mean the date on which the Materials on which Royalty is owed were physically removed and transported from the Leased Premises. The Royalty payment shall be accompanied by a report of Lessee completed in the following form and manner: The report shall be based on the type and exact amount of Materials removed and transported from the Leased Premises, the type and exact amount of Material sold during the preceding calendar, month, the gross amount received, and if the sale was not a bona fide sale at arms length to a non-affiliate, the value of the sale as calculated above. The report should also name the person or entity to whom a sale was made. If any Materials produced from the Leased Premises have been used by Lessee during the preceding calendar month, then the report must also indicate the type and exact amount of each Material so used and the method and figures used by Lessee to calculate the value of each Material so used. Even if Royalty payments are not due, a report of Lessee, completed in the same form and manner as described in this paragraph, shall be filed with Lessor on or before the 45th day following the last day of each calendar month in which any Material is used by Lessee or removed and transported from the Leased Premises. Each such report submitted by Lessee to Lessor shall be certified by the general partner of Lessee as being true and correct.

G. Records. Lessee shall maintain appropriate books and records with respect to the production, transportation, assaying, analyzing, processing, recovery, use, sale, and marketing of the Materials and all of Lessee’s operations on the Leased Premises. All such books and records shall be retained and preserved for at least four (4) years after the end of the calendar year to which they relate. Lessor, at Lessor’s own cost and expense (except as otherwise provided herein), shall have the right, during normal office hours, to examine Lessee’s pertinent books, and records, reasonably necessary to verify the quantities of Materials produced from the Leased Premises and the Sales Price and Market Value of all such Materials. Copies of such documents shall be furnished to Lessor upon request and at Lessor’s expense. In the event Lessor is not satisfied with Lessor’s examination of such hooks and records or with any reports or statements Lease Agreement submitted by Lessee, Lessor shall have the right to have its auditors make a special audit of all books and records of Lessee, wherever located, pertaining to the quantities of Materials produced from the Leased Premises and the Sales Price and Market Value of such Materials. The cost of the audit shall be Lessor’s sole responsibility. The results of any audit

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shall be given to Lessee for its review. Lessee shall have the right to retain, at its sole expense, an auditor to perform a review of the results of Lessor’s audit. Should there be material difference of opinion in excess of five percent (5%) between the auditors as to the results of the audit performed by Lessor’s auditor, the Lessor’s auditor and Lessee’s auditor will select a third auditor to review the results of the audit in which case the fees associated with the engagement of the third auditor shall be split evenly between Lessor and Lessee. Lessee shall promptly pay to Lessor any deficiency or Lessor shall promptly refund to Lessee any overpayment, as the case may be, which is established by such audit. Any alleged errors in any such reports or statements shall be called to the attention of either Lessor or Lessee by notice in writing within ninety (90) days of delivery of each such report or statement to Lessor; otherwise, the same shall be conclusive as to the royalties owed and the amount of Materials produced from the Leased Premises during the period covered by such report or statement.

H. Penalty and Interest. Royalty payments which are not made when due and reports which are not delivered when due shall accrue penalty and/or interest as follows: If Lessee fails to pay a Royalty payment when due and such failure continues for more than fifteen (15) days after the Royalty payment was due, then Lessee shall pay to Lessor a penalty in the amount of one percent (1.0%) of the Royalty due or $100.00, whichever is greater. If Lessee fails to pay a Royalty payment when due and such failure continues for more than thirty (30) days after the Royalty payment was due, then Lessee shall pay to Lessor an additional penalty in the amount of one percent (1.0%) of the Royalty due or $100.00, whichever is greater. In addition to the penalty or penalties provided for above, Royalties which are not paid when due shall accrue interest at a rate per annum equal to the lesser of twelve percent (12.0%) per annum or the highest lawful rate of interest per annum that Lessor is permitted by applicable law to charge Lessee; such interest will begin to accrue on the day following the date on which such Royalty payment was due and shall continue until the Royalty payment is paid in full. Documents and reports which are required to be delivered by Lessee to Lessor pursuant to Section 3.F, Section 4 or Section 16.G of this Lease Agreement and which are not delivered to Lessor within twenty (20) days after the date due shall incur a penalty of $100.00 for each such late delivery. Lessee shall bear all responsibility for paying all Royalties and causing such Royalties to be paid in the manner prescribed in this Lease Agreement. Payment of the delinquency penalties set forth above shall in no way operate to waive the occurrence of any Event of Default or act to postpone the date on which any Royalties were originally due or any documents or reports were originally required to be delivered.

4. TAXES

Lessee agrees to pay prior to delinquency all severance taxes, if any, due from the sale and removal of Materials from the Leased Premises and shall pay prior to delinquency any ad valorem taxes assessed against Lessee’s property. In addition, Lessee shall pay prior to delinquency all ad valorem taxes assessed against the Leased Premises during the term of this Lease Agreement, including, without limitation, any roll-back taxes or other taxes assessed as a result of Lessee’s operations on the Leased Premises or as a result of any change in use of the Leased Premises during the term of this Lease Agreement. For the avoidance of confusion, Lessee and Lessor acknowledge and agree that the taxes payable by Lessee pursuant to this Section 4. shall not in any event include taxes, including, but not limited, to ad valorem taxes, assessed against any other holder of a leasehold interest in the Leased Premises, including, but

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not limited to any lessee of the Leased Premises for purposes of exploring or developing oil, gas, or other minerals that do not constitute Materials. Lessee shall furnish Lessor with copies of paid tax receipts or other proof of payment of all such taxes, such copies or other proof to be delivered to Lessor prior to the date on which the taxes in question become delinquent if not paid.

Lessee shall furnish on an annual basis to Lessor a copy of all reports which Lessee furnishes to the State of Texas in connection with its payment of severance taxes on Materials sold and removed from the Leased Premises. Such copy shall be delivered by Lessee to Lessor by January 31 of each year for the immediately preceding calendar year.

5. OPERATIONS

Lessee shall, in its reasonable discretion, determine at what times and in what manner all of its operations on the Leased Premises shall be conducted and the amount of Materials that are merchantable, i.e., that amount of Materials which can be economically mined and removed from the Leased Premises, as determined by Lessee in Lessee’s reasonable discretion.

During the term hereof Lessee shall have the right:

(a) To install, construct, operate, maintain, dismantle and remove all of its plants, enhancement facilities and/or consuming facilities (including machinery, equipment, improvements and other facilities, including without limitation, roads, rail lines, pipelines, power lines, telephone lines, water courses, dams, ponds and stockpile areas on the Leased Premises).

(b) To the free use of water from wells drilled by Lessee and currently existing on the Leased Premises in such quantities as Lessee deems necessary or desirable for the conduct of its operations; Lessor shall have use of all water developed by Lessee and all other water available on the Leased Premises provided such use does not interfere with Lessee’s operations. Lessee shall have the right, subject only to servitudes and rights of way existing as of the commencement date of the Primary Term, to drill water wells and lay, use and maintain pipelines and water lines on the Leased Premises. All such water wells, pipelines and water lines and related equipment (including well pumps) shall become the property of Lessor (at no expense to Lessor) at the expiration or earlier termination of the term of this Lease Agreement and shall be surrendered by Lessee to Lessor and shall remain on the Leased Premises following the expiration or earlier termination of this Lease Agreement.

(c) Without any payment to Lessor (unless the same is sold), to strip, remove, and deposit (abandon) overburden, fill sand, flume sand, and other Materials from the Leased Premises onto the Leased Premises, and otherwise to use and occupy the Leased Premises including the destruction of the surface by surface mining methods, all as reasonably required in Lease Agreement connection with mining, quarrying, extracting, processing, storage, sale and removal of Materials in, on, under or from the Leased Premises.

(d) To use Materials (mined from the Leased Premises) and/or other materials (mined or removed from other properties in the regional vicinity of the Leased Premises) (hereinafter called “Non-Native Materials”) for the purpose of constructing roads, dams, embankments, or similar improvements and/or for backfilling purposes on the Leased Premises without any obligation to make any Royalty or other payments to Lessor; provided that all such Non-Native Materials and other materials shall be free from any Hazardous Materials (hereafter defined).

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Lessor hereby agrees to cooperate with Lessee to apply for and obtain zoning and other governmental classifications, permits, approvals, licenses and rights reasonably required in connection with the lawful conduct of Lessee’s business and operations on the Leased Premises; provided, however, that Lessor shall not be obligated to incur any expense in connection therewith.

6. CERTAIN DUTIES AND OBLIGATIONS OF LESSEE

A. Plan of Operations. Should a plan of operation be required by a state or federal agency, Lessee shall furnish a copy of the plan of operation required by such state or federal agency to Lessor.

Exploration. Lessee will take all steps a reasonably prudent mining operator would necessarily take to explore the Leased Premises for the Materials.

B. Duty to Make Marketable And Process. Lessee will take all steps necessary that a reasonable prudent mining operator would take to put the Materials into a marketable condition. Acting as a reasonable prudent mining operator includes taking steps for the reasonable development of the Leased Premises by considering such factors as the market and economic conditions of the industry and the ability to secure profits that will commonly benefit both the Lessor and the Lessee. Lessee agrees to act as a reasonable and prudent mining operator in developing, operating, and protecting Leased Premises with due regard for the interests of both the Lessor and Lessee. No cost incurred is deductible in the computation of the Royalty due under this Lease Agreement except where expressly allowed in this Lease Agreement. The Royalties paid or to be paid hereunder shall not relieve Lessee from any of the obligations herein expressed. Lessee will diligently market the Materials that are produced, processed and made marketable.

C. Compliance With Laws. Lessee shall comply with all applicable statutes, codes, ordinances, orders, rules, regulations, and other legal requirements of any governmental entity, now or hereafter adopted, including all laws pertaining to the environment, pollution and health and safety (hereinafter collectively referred to as “Laws”) regarding the operation of Lessee’s business and the use, condition and occupancy of the Leased Premises and the conduct of Lessee’s operations on the Leased Premises. Lessee, within ten (10) days after receipt, shall provide Lessor with copies of any written notices and a written summary regarding any unwritten notices. Lessee receives regarding a violation or alleged or potential violation of any Laws.

D. Antiquities Code. In the event that any foundation, site, item, or the feature of archaeological, scientific, or historic interest is encountered during the activities authorized by this Lease Agreement. Lessee will immediately cease such activities and will immediately notify Lessor and the Texas Antiquities Committee so that adequate measures may be undertaken to protect or recover such discoveries or findings, as appropriate. In this regard, Lessee is expressly placed on notice of the National Historical Preservation Act of 1966, (PB-89-66, 80 Statute 915; 16 U.S.C.A. 470) and the Antiquities Code of Texas, Chapter 191, Natural Resources Code.

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E. Qualification of Exploration, Development and Marketability Requirements. Lessor and Lessee acknowledge and agree that certain provisions of this Lease Agreement, including this Section 6. and Section 7., set out certain obligations of Lessee regarding exploration, marketability, and development. Lessor and Lessee desire to clarify Lessee’s obligations with respect to any such obligations. The terms of this Section 6. E. shall control over any other conflicting terms of this Lease Agreement. Lessor and Lessee acknowledge and agree that Lessee will take all steps necessary that a reasonable prudent mining operator operating a comparable property with similar annual gross revenues of Lessee would take to put the Materials into a marketable condition and that any analysis of the obligations of Lessee regarding exploration, marketability and development shall take in to account such factors as the market and economic conditions of the industry and the ability to secure profits that will commonly benefit both the Lessor and the Lessee. Lessor and Lessee further acknowledge and agree that Lessee’s exploration, marketing and development obligations shall in no event be interpreted to require Lessee to engage in any activity that may be characterized as speculative or bear a high degree of risk. Lessor and Lessee hereby reconfirm that portion of Section 3. E. of this Lease Agreement which states that during the Primary Term of this Lease Agreement (not including any extension of the Primary Term), so long at the Minimum Royalty is paid to Lessor as provided herein, Lessee shall have no obligation to explore, market, produce and/or develop the Materials or otherwise develop the Leased Premises during the Primary Term, and this Lease Agreement shall remain in full force and effect.

7. DEVELOPMENT

All development shall be done in such a manner as to reasonably prevent the pollution of the environment, including water, soil, and air. Lessee will reasonably and diligently develop the Leased Premises into a viable mine and will reasonably mine the Materials in such a manner as is consistent with generally accepted mining practice. Neither rentals nor Royalties paid or to be paid hereunder shall relieve Lessee from any of the obligations herein expressed. Specific examples of compliance with the above include, but are not limited to:

(a) Lessee agrees to slope the sides of all surface pits, excavations and subsidence areas in a manner consistent with good mining practices. Such sloping is to become a normal part of the operation;

(b) Whenever practicable, all surface pits, excavations and subsidence areas will not be allowed to become a hazard to persons or livestock;

(c) Lessee agrees to mine the Materials in such a manner as to leave as much level surface as is reasonable and consistent with prevailing good mining practices;

(d) Lessee will carry on all operations on the Leased Premises in a workmanlike manner;

(e) Lessee will maintain adequate gates and cattle guards where Lessee crosses existing fences with Lessee’s operations;

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(f) Lessee will dump the waste material taken from the Leased Premises by Lessee’s operations hereunder into pits or excavations made by the removal of Materials, leaving as few mounds or waste piles on the Leased Premises as reasonably possible; and

(g) As governed by the duties and standards set out in Section 6.C of this Lease, all Materials produced by Lessee from the Leased Premises that cannot be so marketed (herein called “Waste Materials”) will be used to fill the pits and excavations on the Leased Premises and no Royalty shall be due thereon at that time. No other use of these Waste Materials or any Materials is allowed unless Lessee obtains Lessor’s prior written consent to such other use. However, should another use of the Materials be permitted, Royalty shall be due for these used Materials in accordance with Sections 3 and 6.C of this Lease Agreement and, should another use of the Waste Materials be permitted, the Waste Material royalty exception of this subsection shall not apply and Royalty shall be due for these used Waste Materials in accordance with Sections 3 and 6.0 of this Lease Agreement. Should changing technology or market conditions render any component of former Waste Materials profitably marketable, then Lessee will (1) process, make marketable and market those former Waste Materials as set out in Section 6.C of this Lease Agreement and (2) pay Royalty thereon in accordance with Sections 3 and 6.C of this Lease Agreement. Lessor reserves the title to all minerals contained in these Waste Materials both during the term of this Lease Agreement, and upon the expiration, surrender, or termination of this Lease Agreement.

Nothing in this section shall be construed to give Lessee the right to sell or otherwise dispose of minerals or substances other than Materials.

8. INDEMNIFICATION AND INSURANCE OBLIGATIONS

A. Indemnification. Lessee hereby releases and discharges Lessor, its officers, employees, partners, agents, contractors, subcontractors, lessees, licensees, guests, invitees, and their respective successors and assigns, of and from all and any actions and causes of action of every nature, or other harm, including environmental harm, for which recovery of damages is sought, including, but not limited to, all losses and expenses which are caused by the negligent activities of Lessee, its officers, partners, employees, agents, contractors, subcontractors, guests, and/or invitees arising out of, incidental to, or resulting from, the negligent operations of or for Lessee on the Leased Premises hereunder.

Lessee further agrees to indemnify, hold harmless and defend Lessor from and against any fines or penalties that may be assessed as a result of Lessee’s operations on the Leased Premises.

Lessor hereby releases and discharges Lessee, its officers, employees, partners, agents, contractors, subcontractors, lessees, licensees, guests, invitees, and their respective successors and assigns, of and from all and any actions and causes of action of every nature, or other harm, including environmental harm, for which recovery of damages is sought, including, but not limited to, all losses and expenses which are caused by the negligent activities of Lessor, its officers, partners, employees, agents, contractors, subcontractors, guests, and/or invitees arising out of, incidental to, or resulting from, the negligent operations of or for Lessor on the Leased Premises hereunder.

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B. Insurance. Lessee agrees, at its own cost and expense, to carry comprehensive general liability insurance (with minimum limits of FIVE MILLION AND NO/100 DOLLARS ($5,000,000.00), combined single limit) for bodily injury, death and property damage arising out of Lessee’s operation on the Leased Premises. Any company underwriting any of the insurance required to be maintained by Lessee shall have, according to the A. M. Best Insurance Guide, a Best’s rating of not less than A- and a Financial Size Category of not less than VIII. All such insurance policies shall name Lessor as an “additional insured” and shall be primary with Lessor’s policy being secondary and non-contributory. All such policies of insurance shall contain endorsements that the insurer(s) shall give Lessor and its designees at least thirty (30) days advance written notice of any change, cancellation, termination or lapse of insurance. Lessee shall provide Lessor with a certificate of insurance and all required endorsements evidencing Lessee’s insurance prior to the earlier to occur of the commencement date of this Lease Agreement or the date Lessee is provided with possession of the Leased Premises for any reason, and with respect to renewals of Lessee’s insurance, at least ten (10) days Prior to the expiration of the insurance coverage. The limits of Lessee’s insurance shall not limit Lessee’s liability under this Lease Agreement.

9. USE OF THE LEASED PREMISES

A. Title Warranty. Lessor represents and warrants that Lessor is the owner of fee simple absolute title to the Leased Premises, has good and indefeasible title to the Leased Premises and to all Materials in, on and under said Leased Premises. Furthermore, Lessor covenants that Lessor has the unrestricted right to enter into and fully perform this Lease Agreement, subject to the pre-existing rights of holders of servitudes, rights of way, easements, restrictions and mineral interests, recorded or which are set forth in Exhibit B, attached hereto. Exhibit B, together with recorded documents of the character referenced in this paragraph, comprise all the pre-existing rights of holders of servitudes, rights of way, easements, restrictions and mineral interests to the present knowledge of Lessor, its officers, partners, agents, servants, and employees. Should there be unrecorded documents of the kind and character referenced in this paragraph that exist and are presented for enforcement during the Lease Term or any part of thereof which result in the interference of Lessees rights under this Lease Agreement, Lessee, at its sole option, shall have the right to cancel without penalty the remainder of the Lease Agreement, and/or demand Lessor defend, indemnify and hold Lessee harmless from the demands of the holder of such unrecorded document and reasonable expenses necessarily incurred by Lessee as a result of the unrecorded document sought to be enforced by its holder.

B. Undisturbed Enjoyment. Lessee, its officers, partners, employees, agents, contractors, subcontractors, guests and/or invitees shall have the undisturbed enjoyment of its rights in and to the Leased Premises provided for in this Lease Agreement. Furthermore, Lessee, its officers, partners, employees, agents, contractors, subcontractors, guests and/or invitees shall have the unrestricted right of ingress and egress to and from the Leased Premises for Lessee, its officers, partners, employees, agents, contractors, subcontractors, guests and/or invitees subject to the rights of all owners and holders of legally recorded servitudes, rights of way, easements, restrictions and mineral interests, or as specifically set forth in Exhibit B, attached hereto and existing as of the commencement date of the Primary Term that may encumber or otherwise affect all or any part of the Leased Premises.

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C. Lessor’s Use of Leased Premises. Lessor shall have the right to enter into oil and gas leases with respect to all or any part of the Leased Premises subject to the rights of Lessee to fully conduct its operations on the Leased Premises without interference from any lessee of Lessor.

D. Surface Use Limitations. Lessee shall not drill or mine, erect buildings or conduct any mining operations within one hundred (100) feet of above-ground oil and gas improvements.

10. EVENTS OF DEFAULT

Each of the following events shall be deemed to be an “Event of Default” under this Lease Agreement:

(a) Lessee shall fail to pay any (i) Royalty (including, without limitation, Minimum Royalty), (ii) Security Instrument Payment (defined in Section 28), or (iii) any other sum of money required hereunder and such failure shall continue for more than thirty (30) days after written notice thereof to Lessee; provided, however, that Lessor will not be obligated to provide more than two (2) such notices during any twelve (12) month period with respect to the same or similar failure and thereafter during such twelve (12) month period, Lessee’s failure to comply shall constitute an immediate Event of Default without the need for Lessor to send Lessee written notice of such failure.

(b) Lessee shall fail to comply with any term, provision or covenant of this Lease Agreement, other than as described in Subsection (a) above, and shall not cure such failure within thirty (30) days after written notice thereof to Lessee; provided, however, that Lessor will not be obligated to provide more than two (2) such notices during any twelve (12) month period with respect to the same or similar failure and thereafter during such twelve (12) month period, Lessee’s failure to comply shall constitute an immediate Event of Default without the need for Lessor to send Lessee written notice of such failure. Notwithstanding the foregoing, if Lessee is entitled to receive from Lessor a notice of such failure and if such failure is not curable within the thirty (30) day period following Lessee’s receipt of written notice thereof, such failure shall not constitute an Event of Default if Lessee commences good faith efforts to cure such failure within such thirty (30) day period and thereafter diligently pursues such curative efforts to completion in good faith. However, such failure shall nevertheless constitute an Event of Default notwithstanding Lessee’s good faith best efforts to correct such failure if Lessee has been unable to cure such failure within ninety (90) days following receipt of written notice of such failure.

(c) Lessee shall file a petition for relief under the Federal Bankruptcy Code, as amended, or under any similar law or statute of the United States or any state thereof; or a petition for relief shall be filed against Lessee under the Federal Bankruptcy Code, as amended, or under any similar law or statute of the United States or any state thereof and such petition shall not be dismissed within ninety (90) days of the filing thereof; or Lessee shall be adjudged bankrupt or insolvent in proceedings filed against Lessee thereunder; or an order for relief shall be entered with respect to Lessee under the Federal Bankruptcy Code, as amended, or under any similar law or statute of the United States or any state thereof; or an order shall be entered by any governmental authority for the dissolution or liquidation of Lessee.

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(d) Lessee shall do or permit to be done anything which creates a legally valid lien upon the Leased Premises or on any Material, and fails to have same removed within sixty (60) days notice of its filing (except for the Security Instrument (defined in Section 28).

(e) Lessee shall default under any other lease or agreement with Lessor, now or hereafter existing.

(f) Lessee shall fail to have the Security Instrument (as defined in Section 28) released on or before April 14, 2016.

(g) Lessee shall fail to deposit the Escrow Funds (as defined in Section 29) with the Escrow Agent (as defined in Section 29).

11. REMEDIES

A. General. Upon the occurrence of any Event of Default, Lessor shall have the option to pursue any one or more of the following remedies without any notice or demand for possession whatsoever (1) terminate this Lease Agreement in which event Lessee shall immediately surrender the Leased Premises to Lessor; (2) terminate Lessee’s right to occupy the Leased Premises and re-enter and take possession of the Leased Premises (without terminating this Lease Agreement); (3) enter upon the Leased Premises and do whatever Lessee is obligated to do under the terms of this Lease Agreement (and Lessee shall reimburse Lessor on demand for any expenses which Lessor may incur in effecting compliance with Lessee’s obligations under this Lease Agreement) and Lessor shall not be liable for any damages resulting to Lessee from such action; or (4) exercise all other remedies available to Lessor at law or in equity, including, without limitation, injunctive relief of all varieties. The provisions of this Section shall be enforceable to the maximum extent not prohibited by applicable law, and the unenforceability of any portion thereof shall not thereby render unenforceable any other portion. No re-entry or taking of possession of the Leased Premises by Lessor shall be construed as an election on Lessor’s part to terminate this Lease unless a written notice of such termination is given to Lessee. The failure of Lessor to insist at any time upon the strict performance of any covenant or agreement herein or to exercise any option, right, power or remedy contained in this Lease Agreement shall not be construed as a waiver or a relinquishment thereof for the future. No payment by Lessee or receipt by Lessor of a lesser amount than the amount then due under this Lease Agreement shall be deemed to be other than on account of the earliest obligation of Lessee due hereunder, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction. Lessor may accept such check or payment without prejudice to Lessor’s right to recover the balance of such obligation of Lessee or pursue any other remedy in this Lease Agreement provided. All rights, privileges and remedies afforded either of the parties hereto by this Lease Agreement or by law shall be deemed cumulative, and the exercise of any one of such rights, privileges and remedies shall not be deemed to be a waiver of any other right, privilege or remedy provided for herein or granted by law, except as may otherwise be provided for pursuant to the terms of this Lease Agreement.

B. Re-Entry by Lessor. Lessor may, without prejudice to any other remedy which it may have for possession or arrearages in or future Royalties, expel or remove Lessee and any other person who may be occupying the Leased Premises or any part thereof. The provisions of Section 11.A shall apply with respect to the period from and after the giving of notice of such repossession by Lessor.

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C. Termination of Lease Agreement. If Lessor elects to terminate this Lease Agreement pursuant to the terms of Section 11.A., then, notwithstanding such termination, Lessee shall be liable for and shall pay to Lessor the sum of all Royalties (including, without limitation, all Minimum Royalty) and other indebtedness accrued to the date of such termination, plus, as damages, an amount equal to the total of (1) the cost of recovering the Leased Premises, (2) the cost of removing and storing Lessee’s and other occupant’s property located therein, (3) the cost of collecting such amounts from Lessee hereunder, and (4) any other sums of money or damages that may be owed to Lessor as the result of default by Lessee or the exercise of Lessor’s rights at law or in equity. For clarification purposes, Lessee does not have an option to terminate the Lease Agreement during the Primary Term and regardless of when the Lease Agreement is terminated, Lessee will owe, at a minimum, the Minimum Royalty payment for each year during the Primary Term, subject to Lessor’s compliance with its obligations under this Lease.

12. TERMINATION BY LESSEE

Lessee shall have the right, at its option, to terminate this Lease Agreement, with or without cause, at any time after the Primary Term hereof by giving at least six (6) months prior written notice to Lessor. Lessee does not have the right to terminate this Lease Agreement during the Primary Term. Upon any termination by Lessee, except for the rights set forth in Sections 14 and 15, all rights and obligations of the parties hereunder shall cease, except for rights or obligations which accrued prior to the effective date of such termination.

13. FORCE MAJEURE

Should Lessee be prevented, by any cause beyond Lessee’s control (including, without limitation, fire, cave-in, flood, windstorm, other damage from the elements, strike, riot, scarcity of or inability to obtain necessary equipment or materials, unavailability of transportation, any federal or state law or any order, rule or regulation of governmental authority, litigation, act of God, or act of public enemy), from: complying with any express or implied covenant of this Lease Agreement, then, while so prevented, Lessee’s obligation to comply with such covenant shall be suspended. Lessee shall, within a reasonable period of time, notify Lessor of the beginning and ending date of each such period of force majeure. Notwithstanding any of the foregoing, any occurrence of force majeure caused or contributed to because of any action or inaction of Lessee shall not be deemed beyond Lessee’s control.

14. END OF TERM

Except as otherwise provided herein, Lessee shall have the right and shall be obligated within three (3) months from and after the expiration of the term of this Lease Agreement or the earlier termination hereof, to dismantle and remove plants, machinery, equipment, improvements and other facilities installed or constructed on the Leased Premises by Lessee, and to sell and remove Materials then stockpiled on the Leased Premises. Notwithstanding any of the foregoing, prior to removal of any of the concrete improvements located on the Leased Premises, Lessee will consult with Lessor to determine if Lessor would prefer that such concrete

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improvements remain on the Leased Premises. Lessee may, at its sole discretion, abandon to Lessor any and all stockpiled Materials as is and where is on the Leased Premises. Additionally, Lessee shall be allowed to leave in place as is and where is any and all roads, and any and all other surface features requested by Lessor and agreed to and constructed by Lessee pursuant to said requests, if any. Notwithstanding any of the foregoing, Lessee shall not have the right to remove from the Leased Premises, and Lessee shall abandon to Lessor at the expiration or earlier termination of this Lease Agreement, at no expense to Lessor, all water wells, pipelines, water lines and related equipment (including, without limitation, pumps) related to such water wells, pipelines, and water lines) located on the Leased Premises. For the avoidance of doubt, Lessor acknowledges that upon expiration or earlier termination of this Lease Agreement, Lessor shall have no claim to and Lessee shall be entitled to remove from the Leased Premises any and all stand alone water pumps owned by Lessee or used in the operation of Lessee’s business.

15. RESTORATION OF PREMISES

Lessee shall conduct all operations on the Leased Premises in such a manner as not to unreasonably damage the portion of the Leased Premises where there will be no mining operations. Lessee shall conduct all operations in such a manner as to observe and comply with all Laws applicable to the Leased Premises and all Laws applicable to the conduct of Lessee’s operations.

Lessee expressly agrees to dispose of all tailings and other mining wastes in accordance with all applicable Laws and shall reclaim all of disturbed perimeter portions of any lakes created by mining such that those perimeter portions shall be left at a slope no steeper than four feet horizontal to one foot vertical within three (3) months of termination of the Lease Agreement.

By the expiration or earlier termination of the term of this Lease Agreement, Lessee shall grade the Leased Premises which has been excavated by Lessee and/or Vista Sand, the prior lessee of the Premises, so as to eliminate all unreasonable irregularities therein so that the Leased Premises conforms to the drawing set forth on Exhibit C attached hereto. Upon completion of the required grading, Lessee shall cover such areas with sand, clay, or topsoil, or a mixture of any of the foregoing, from the resources then existing on the Leased Premises, and shall thereafter reseed the surface with a seed mixture approved by Lessor. Notwithstanding anything to the contrary herein, in no event shall Lessee be required to import any Materials, including but not limited to, sand, clay, or topsoil from off-site for purposes of complying with its restoration obligations in this Section 15. Should this obligation not be met by the end of the term of this Lease Agreement, it shall nevertheless survive and continue beyond the term of this Lease Agreement and shall be an obligation owed by Lessee to Lessor. This obligation is owed by Lessee in addition to any other obligation imposed upon Lessee by this Lease Agreement.

16. ADDITIONAL RIGHTS AND OBLIGATIONS OF LESSOR AND LESSEE

A. Continuing Ownership of Certain Minerals. This Lease Agreement shall be subordinate and inferior to any and all existing recorded oil and gas leases, severed mineral interests, easements, rights of way and/or restrictions, (all of which are set forth in Exhibit B, attached hereto), affecting all or any portion of the Leased Premises, and any severed mineral

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interests, easements, rights of way and/or restrictions affecting the Leased Premises and executed by Lessor subsequent to the commencement date of this Lease Agreement shall be subordinate and inferior to this Lease Agreement. Any oil and gas lease executed by Lessor subsequent to the commencement date of this Lease Agreement shall be subordinate and inferior to this Lease Agreement only to the extent of the surface rights of the lessee under such oil and gas lease would interfere with Lessee’s rights hereunder to mine and remove Materials.

B. Agricultural and Water Rights: Lessor retains title to, and at Lessor’s option the right to, remove and sell all of the merchantable timber, grass, fences, and other improvements on said Leased Premises provided it does not unreasonably interfere with Lessee’s operations. Subject to Lessee’s non-exclusive right to use the water on the surface and subsurface of the Leased Premises, Lessor retains title to, and at Lessor’s option the right to, remove and sell water from said Leased Premises provided it does not unreasonably interfere with Lessee’s operations. There is further excepted and reserved to Lessor the full use of the Leased Premises and all rights with respect to the surface and subsurface thereof for any and all purposes except those granted and to the extent herein granted to Lessee, together with the rights of ingress and egress and use of the Leased Premises by Lessor, for all purposes (including, without limitation, any and all agricultural purposes) not inconsistent with the rights granted to Lessee in this Lease Agreement. All of the rights in and to the Leased Premises retained by Lessor and all of the rights in and to the Leased Premises granted to Lessee shall be exercised in such a manner that neither shall unduly interfere with the operations of the other.

Lessor hereby agrees that any merchantable timber, fences and other improvements which are not removed by Lessor from the Leased Premises within sixty (60) days following written notice from Lessee to Lessor of Lessee’s intent to mine any area of the Leased Premises upon which merchantable timber, fences and other improvements are located shall be deemed abandoned to Lessee for its disposal. However for any portion of the Leased Premises upon which pulp wood size or larger timber is standing and is harvest able, Lessee shall be obligated to provide at least six (6) months notice in advance to Lessor or pay fair market value for the saleable timber after either of which said timber shall be deemed abandoned to Lessee for its disposal. In addition, Lessee at Lessee’s expense shall relocate (including by means of replacement if necessary) to a location reasonably acceptable to Lessor all fences removed or to be removed by Lessee which are reasonably necessary for confining any livestock located on any portion of the Leased Premises.

C. Security access. Lessor acknowledges that Lessee shall utilize valuable equipment in conducting its operation on the Leased Premises and Lessee may desire to secure the Leased Premises for the protection of its property. Accordingly, Lessor grants unto Lessee the right to utilize the existing fences and to otherwise secure the Leased Premises as it deems desirable. Lessor and Lessor’s agents, employees, partners, contractors, subcontractors, lessees, licensees, invitees and guests shall be permitted access to the Leased Premises to engage in the activities permitted them under this Lease Agreement and to make periodic inspections of Lessee’s operations. The right reserved unto Lessor and Lessor’s agents, employees, partners, contractors, subcontractors, lessees, licensees, invitees and guests shall be personal and non-assignable without the written consent of Lessee.

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D. Lease Security. Lessee will take ordinary care and all safeguards a reasonably prudent operator would take to protect the Leased Premises and to prevent theft of all Materials produced from the Leased Premises. This includes, but is not limited to, the installation of all necessary equipment, seals, locks, or other appropriate protective devices on or at all access points at the lease’s production and storage systems where theft of said Materials can occur.

E. Inspections. Lessee’s mining, milling, and processing operations shall be .subject at any reasonable time during regular business hours to inspection by Lessor and/or Lessor’s authorized representatives. This inspection right shall include the following: Lessor and/or Lessor’s authorized representatives are authorized to (a) check scales, sampling and assaying procedures as to their accuracy, (b) have full access to any of the entries, shafts, pits, stopes or workings on the Leased Premises, and (c) examine all weight sheets, records and any other documents that may show in any way the Material output of the Leased Premises. Copies of any records or other documents pertaining to these operations reasonably necessary in order for Lessor to reasonably verify the proper and timely performance by Lessee of Lessee’s obligations under this Lease Agreement shall be furnished to Lessor upon written request.

F. Required Deliveries. A log, sample analysis, or other information obtained from each test drilled or area sampled on the Leased Premises shall be delivered to Lessor upon a reasonable request as to time and place, and at the cost of Lessor. Further, Lessee shall furnish to Lessor by January 31 of each calendar year during the term of this Lease Agreement a map or plat showing all activities and workings conducted on or in association with this Lease Agreement during the immediately preceding calendar year.

17. RELEASE OF ACREAGE

Lessee shall have the right at its sole discretion to release any twenty (20) acres or larger tract of the Leased Premises by executing and delivering to Lessor a release in recordable form that is reasonably acceptable in form and substance to Lessor and thereby relinquish all rights and be relieved of any and all obligations hereunder with respect to said acreage so released except for any obligations, claims, liabilities or penalties that accrued prior to the acceptance of such release by Lessor (including, without limitation, the obligation to restore the portion of the Leased Premises so released); provided, however, that any release of acreage or tracts under this Lease Agreement shall not reduce the amount of Royalty payments (including, without limitation, Minimum Royalty) required under this Lease Agreement. Notwithstanding anything contained herein to the contrary, Lessee shall not have the right to release any portion of the Leased Premises unless the portion to be released shares a boundary with the Leased Premises or a portion of the Leased Premises previously released.

Lessee hereby agrees that Lessee will negotiate in good faith with Lessor to release any twenty (20) acres or larger tract of the Leased Premises pursuant to reasonable terms and conditions agreed to by both Lessor and Lessee.

18. LESSOR’S LIEN WAIVER AND SUBORDINATION

Lessor waives any contractual, constitutional, or statutory lien in all goods, wares, equipment, fixtures, furniture, inventory, accounts, contract rights, chattel paper, and any other personal property of Lessee located at the Leased Premises, and, if Lessee is not in default, Lessor, within ten (10) days of Lessee’s written request, will sign and deliver an estoppel letter to Lessee and/or any third party confirming this waiver.

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19. HAZARDOUS MATERIALS

No Hazardous Material (except for motor vehicle fuels and lubricants used in the ordinary course of Lessee’s business at the Leased Premises and that are used, kept and disposed of off-site in compliance with Laws) shall be brought upon, used, kept, disturbed, processed, or disposed of in, on, under, at, about, or from the Leased Premises by Lessee or any other party during the Lease Agreement term without Lessor’s prior written consent, which consent may be withheld in Lessor’s sole and absolute discretion. All such Hazardous Materials (even if consented to by Lessor) shall be used, kept, processed, stored, treated and disposed of at the sole risk and expense of Lessee. If Contamination occurs as a result of an act or omission of any Lessee or any other party during the Lease Agreement term, Lessee shall, at its expense, promptly take all actions necessary to comply with Laws and to return the Leased Premises and any adjoining or affected property to its condition prior to such Contamination, subject to Lessor’s prior written approval of Lessee’s proposed methods, times and procedures for remediation. Lessee shall provide Lessor reasonably satisfactory evidence that such actions shall not adversely affect Lessor or any of Lessor’s agents, employees, partners, contractors, subcontractors, lessees, licensees, guests, or invitees or the Leased Premises or any other property. Lessor may require that a representative of Lessor be present during any such actions. If Lessee fails to take and diligently prosecute any necessary investigatory or other remedial actions within thirty (30) days after written notice from Lessor or any governmental agency (or any shorter period required by any governmental agency) (the “Notice Period”) that such investigatory or remedial action is required, Lessor may take such actions and Lessee shall reimburse Lessor for its costs therefore including those of any environmental consulting or attorneys fees plus a fifteen percent (15.0%) administrative fee, within thirty (30) days of Lessor invoice; provided, however, Lessor shall not take any such action on behalf of Lessee pursuant to this Section 19 if the applicable investigatory and/or remedial action cannot, by its nature, be taken within the applicable Notice Period, and Lessee commences and diligently pursues a cure of such default within the applicable Notice Period after the delivery of the default notice by Lessor and/or any governmental agency. For purposes of this Lease Agreement, a “Hazardous Material” is any substance (y) the presence of which requires, or may hereafter require, notification, investigation or remediation under any Laws; or (z) which is now or hereafter defined, listed, regulated, or subject to liability by any Law or governmental authority as a “hazardous waste,” “extremely hazardous waste,” “solid waste,” “toxic substance,” “hazardous substance,” “hazardous material,” “regulated substance,” “pollutant,” “contaminant,” or otherwise regulated under or subject to liability under any Laws. “Contamination” means any release or threatened release of a Hazardous Material in, on, under, at, about, or from the Leased Premises which may result in any liability, fine, use restriction, cost recovery or contribution claim, lien, reporting, investigation, or remediation requirement, or other government or private party action or imposition affecting Lessor or any of Lessor’s agents, employees, partners, contractors, subcontractors, lessees, licensees, guests, or invitees or the Leased Premises. For purposes of this Lease Agreement, claims arising from Contamination shall include, but not be limited to, diminution in value, restrictions on use, and all costs of site investigation, response, remediation, removal and restoration work.

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20. NOTICES

All notices, unless otherwise provided for herein, shall be in writing and delivered in person or by U.S. certified mail, return receipt requested to the respective parties at their respective addresses set forth in the caption of this Lease Agreement or such other address as shall be specified in a notice given by such party to the other in accordance with this Section. Lessee may send any and all payments and Royalty accounting statements to Lessor by first class mail or as otherwise provided for herein. All said notices shall be deemed properly given at the time when delivered to the party to which such notice is directed in person or four (4) business days after being deposited in the United States Postal Service or nationwide overnight delivery service, properly addressed to such party, at such party’s mailing or direct delivery address set forth hereinabove with postage or delivery prepaid, sent by certified mail or overnight delivery, return receipt requested.

21. ASSIGNMENTS

A. By Lessee. Except for (i) the assignment of Lessee’s interest in this Lease, or any portion thereof, to Lessee’s lender, provided that such lender agrees to assume Lessee’s obligations hereunder upon any exercise of its interest herein at the time of such exercise; or (ii) the assignment of Lessee’s interest in this Lease in connection with the sale of substantially all of Lessee’s assets or ownership interests, and provided that such purchaser assumes Lessee’s obligations hereunder, Lessee shall not assign, transfer or encumber any interest in this Lease Agreement without the prior written consent of Lessor, which consent shall not be unreasonably withheld, conditioned or delayed by Lessor. Any attempted assignment in violation of this Section is voidable at Lessor’s option. Upon any permitted assignment by Lessee of this Lease Agreement, in whole or in part, the assignee will succeed to all rights and be subject to all liabilities, claims, obligations, penalties, and the like, theretofore incurred by the assignor, including any liabilities to Lessor for unpaid Royalties. However, such assignment will not have the effect of releasing the assignor from any liability, claim, obligation, penalty, or the like, theretofore accrued in favor of Lessor. In addition, upon any assignment of this Lease Agreement by Lessee, the assignee assumes, for the benefit of Lessor, the obligation to fulfill all provisions and covenants of this Lease Agreement, both expressed and implied. Assignee, as used in this section, shall also include any successor, devisee, legal representative or heir of an assignee who acquires any right or obligation initially held by that assignee under this Lease Agreement.

Upon any permitted assignment by Lessee of any divided part of this Lease Agreement, whether divided by acreage, zone, horizon, mineral or other similar method, such assigned interest shall become segregated from the remaining portion of this Lease Agreement so that from the date of such assignment or assignments, the provisions hereof shall extend and be applicable severally and separately to each segregated portion of the Leased Premises and so assigned, so that performance or lack of performance of the provisions hereof as to any segregated Portion of this Lease Agreement shall not benefit or prejudice any other segregated portion, to the same extent as if each segregated portion of the Leased Premises are under separate leases.

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In the case of any permitted assignment by Lessee of any undivided interest in this Lease Agreement, no covenant or condition hereof, implied or expressed, is divisible. Anything less than complete compliance with such covenants or conditions shall render this Lease Agreement-subject to forfeiture and/or termination as provided by the provisions of this Lease Agreement.

B. By Lessor. Except for (i) the assignment of Lessor’s interest in this Lease, or any portion thereof, to Lessor’s lender, provided that such lender agrees to assume Lessor’s obligations hereunder upon any exercise of its interest herein at the time of such exercise; or (ii) the assignment of Lessor’s interest in this Lease in connection with the sale of the Leased Premises, and provided that such purchaser assumes Lessor’s obligations hereunder, Lessor shall not assign or transfer any interest in this Lease Agreement or sublease or allow any third party to use any portion of the Leased Premises, to the extent that any such sublease or allowance would conflict with Lessee’s rights pursuant to this Lease, without the prior written consent of Lessee, which consent shall not be unreasonably withheld, conditioned or delayed by Lessee.

C. Any attempted assignment or subletting in violation of this Section is voidable at Lessee’s option. Upon any permitted assignment by Lessor of this Lease Agreement, in whole or in part, the assignee will succeed to all rights and be subject to all liabilities, claims, obligations; penalties; and the like, theretofore incurred by the assignor, including any liabilities to Lessee. However, such assignment will not have the effect of releasing the assignor from any liability, claim, obligation, penalty, or the like, theretofore accrued in favor of Lessee. In addition, upon any assignment of this Lease Agreement by Lessor, the assignee assumes, for the benefit of Lessee, the obligation to fulfill all provisions and covenants of this Lease Agreement, both expressed and implied. Assignee, as used in this section, shall also include any successor, devisee, legal representative or heir of an assignee who acquires any right or obligation initially held by that assignee under this Lease Agreement.

22. SUCCESSORS

This Lease Agreement shall be binding upon and inure to the benefit of the parties hereto and the respective heirs, personal representatives, successors, and permitted assigns of the parties hereto.

23. ENTIRE AGREEMENT

This Lease Agreement, together with the Escrow Agreement, comprises the entire agreement between the parties hereto with respect to the subject matter hereof and may only be changed or modified by an agreement in writing executed by all parties and, with respect to the Escrow Agreement, the Escrow Agent.

24. SEVERABILITY

In the event any provision of this Lease Agreement conflicts with any law under which this Lease Agreement is to be construed or if any such provision is held invalid or unenforceable by a court with jurisdiction of the parties to this Lease Agreement, such provision shall be deemed deleted from the Lease Agreement and the Lease Agreement shall be construed to give effect to the remaining provisions thereof.

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25. GOVERNING LAW

This Lease Agreement shall be governed, construed and interpreted in accordance with the laws of the State of Texas. Exclusive venue for any court action or litigation in connection therewith shall lie in the state courts of Hood County, Texas. In the event any action is brought to interpret or enforce this Lease Agreement, then the prevailing party in such action shall be entitled to recover from the other party attorney’s fees and court cost incurred in such action.

26. MEMORANDUM OF LEASE

Lessor and Lessee agree to sign a Memorandum of Lease Agreement for recording purposes if either party requests. Such Memorandum of Lease Agreement shall be in form and substance reasonably satisfactory to Lessor and Lessee.

27. CONDEMNATION

If, during the lease term, or any extension of the lease term, all or a part of the Leased Premises are taken for any public or quasi-public use under any governmental law, ordinance, or regulation or right of eminent domain, or are sold to the condemning authority under threat of condemnation, this lease will terminate, and any royalties owed for the unexpired term of this lease, or extension thereof, will be forgiven.

28. SECURITY INSTRUMENT

If Lessor becomes the grantor under a security instrument or a deed of trust securing the payment of a promissory note of Lessee to an approved lender to assist with the financing of a transaction (that will benefit Lessor and Lessee) evidencing a lien on up to 100 acres of the Property (“Security Instrument”), Lessee will pay Lessor an annual fee, due on January 2 of each year, as follows:

* January 2, 2012 No fee payable;

* January 2, 2013 $800.00 per acre of the Leased Premises under the Security Instrument;

* January 2, 2014 $600.00 per acre of the Leased Premises under the Security Instrument;

* January 2, 2015 $400.00 per acre of the Leased Premises under the Security Instrument;

* January 2, 2016 $200.00 per acre of the Leased Premises under the Security Instrument.

(herein called “Security Instrument Payments”).

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Lessee hereby agrees to have the Security Instrument released on or before January 2, 2016, and Lessee shall deliver to Lessor a release in recordable form that is reasonably acceptable in form and substance to Lessor and thereby relinquishes all rights Lessee’s lender has in the above-referenced 100 acres. Notwithstanding the foregoing, in the event the Security Instrument is released at any time prior to January 2, 2016, Lessee’s obligation to make Security Interest Payments pursuant to this Section 28 shall cease as of the date of such release, provided that if the Security Instrument is released during a partial year, the applicable Security Instrument Payment shall be prorated and paid to Lessor within ten (10) days of the Release of the Security Instrument.

Lessee agrees to indemnify and, within five (5) business days after demand by Lessor, reimburse Lessor for all amounts expended or debts incurred by Lessor as a result of Lessor’s undertaking to cure any defaults under the Security Instrument or under the debt secured by the Security Instrument, to protect Lessor’s interests in the Property.

On or before April 14, 2012, Lessor shall cause any and all mortgages, liens, pledges, charges, security interests of any kind or character against the Leased Premises in favor of any holder of indebtedness for borrowed money, other than PlainsCapital Bank, (collectively, the “Lessor Lender Encumbrances”) to be (i) unconditionally released; or (ii) expressly subordinated to those mortgages, liens, pledges, charges, security interests of any kind or character against the Leased Premises in favor of PlainsCapital Bank pursuant to the Security Instrument and/or any loan documents executed in connection therewith (collectively, the “Lessee Lender Encumbrances”) in accordance with the terms of a subordination agreement, or, alternatively, pursuant to the terms of a non-disturbance agreement, in form and substance reasonably acceptable to PlainsCapital Bank and Lessee. On or prior to April 14, 2012, Lessor shall deliver to Lessee evidence of any such release or subordination in form and substance reasonably acceptable to PlainsCapital Bank and Lessee.

29. ESCROW AGREEMENT

Lessee shall place Three Hundred Thousand and No/100 Dollars ($300,000.00) (the “Escrow Amount”) into an interest bearing account (the “Escrow Account”) at JP Morgan Chase Bank, National Association (the “Escrow Agent”) on the execution date hereof by wire transfer of immediately available funds, which Escrow Amount shall be held in escrow by the Escrow Agent pursuant to the terms of this Lease Agreement and an escrow agreement which shall be entered into between Lessor, Lessee, Lone Star, FLCA, as secured party, and the Escrow Agent on the date hereof and shall be in substantially the form attached hereto as Exhibit “D” (the “Escrow Agreement”). Lessee and Lessor hereby agree that Lessor shall be entitled to offset against the Escrow Amount (by disbursement from the Escrow Account) any amounts owed to Lessor hereunder during the first twenty-four (24) months of the Lease Agreement and which are not paid by Lessee. Lessee shall pay all of the fees, expenses and costs associated with establishing and maintaining the Escrow Account in accordance with this Lease Agreement and the Escrow Agreement. All funds then remaining in the Escrow Account shall be disbursed and paid over to Lessee on the date that is ninety (90) business days following twenty four (24) months following the execution date hereof (the “Final Distribution Date”); provided, however that, if on the Final Distribution Date any claim asserted by Lessor in accordance with the Escrow Agreement and potentially subject to offset against the Escrow Amount in accordance with this Section remains unresolved (an “Unresolved Claim”), then the Escrow Agent shall release only the portion, if any, of the amounts held in the Escrow Account that, if released,

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would still leave in the Escrow Account an amount equal to the sum of all amounts subject to an Unresolved Claim. In the event it is determined, in accordance with this Agreement and the Escrow Agreement, that any portion of any Unresolved Claim withheld pursuant to the preceding sentence is not subject to offset by Lessor in accordance with this Section, such amount shall released from the Escrow Account and paid over to Lessee within three (3) days following such determination.

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THUS DONE AND SIGNED by the respective parties hereto, after due and complete reading of the whole, to be effective for all purposes as of the date first above written.

LESSOR:

Sand Hill Land and Cattle, LLC, a Texas limited liability company

By:	TexSand Silica Management, Inc.,
its Manager

By:	/s/ Chris Thomas
Name:	Chris Thomas
Title:	President

LESSEE:

Lonestar Prospects, Ltd., a Texas limited partnership

By:	GRJ Holdings, L.L.C., a Texas limited liability company, its General Partner

By:	/s/
Name:
Title:

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